                                                                    EXHIBIT 99.1

(INDUSTRIAL DISTRIBUTION GROUP LOGO)

FOR IMMEDIATE RELEASE                                         RELEASE NO. 06-001

INDUSTRIAL DISTRIBUTION GROUP, INC.         For Additional Information, Contact:
(NASDAQ:  IDGR)                                                   Jack P. Healey
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                             Industrial Distribution Group, Inc.
                                                                  (404) 949-2010
                                                                 www.idglink.com

           INDUSTRIAL DISTRIBUTION GROUP, INC. REPORTS FOURTH QUARTER
                           AND FULL YEAR 2005 RESULTS

           COMPANY PROMOTES JACK P. HEALEY TO EXECUTIVE VICE PRESIDENT


ATLANTA, FEBRUARY 23, 2006 -- Industrial Distribution Group, Inc. (NASDAQ: IDGR) today announced operating results for the fourth quarter and year-ended December 31, 2005.

Revenue for the fourth quarter 2005 was $130.1 million compared to $134.6 million for the comparable period of 2004. Fourth quarter 2004 results included $3.3 million of revenue for the company's previously owned Cardinal Machinery business unit, which was sold during September of 2005. The company's net income for the fourth quarter of 2005 was $1.5 million, or $0.15 per diluted share, compared to $1.4 million, or $0.15 per diluted share, for the comparable period of 2004.

For the year ended December 31, 2005, revenue was $538.8 million compared to $529.2 million for 2004. Revenue for the Cardinal Machinery business unit is included in the company's 2005 results through its sale during the third quarter and for the full year of 2004, and was $6.3 million and $9.5 million for 2005 and 2004, respectively.

For the year, net income for 2005 was $5.4 million, or $0.56 per diluted share, compared to $7.3 million, or $0.75 per diluted share reported for 2004. Net income for 2004 included $0.20 per diluted share in connection with a non-recurring tax adjustment recorded in the third quarter of 2004. The Cardinal Machinery business unit's contribution to net income was immaterial for both 2004 and 2005.

For the fourth quarter 2005, total Flexible Procurement Solutions(TM)(FPS) revenue, including storeroom management, was 57.6% of total revenue compared to 55.4% of total revenues for the comparable period of 2004.

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For the year 2005, total FPS revenue, including storeroom management, was $301.9 million (an increase of $12.6 million or 4.4% from the prior year) and grew to 56.0% of total 2005 revenues compared to 54.7% of total 2004 revenues. During 2005, average revenue per FPS site grew 4.4% over its 2004 level, and the company concluded the year with 103 storeroom management sites, adding six sites in the fourth quarter. Those 103 sites accounted for $220.3 million of FPS revenue in 2005 and employed 350 associates.

"The 2005 results clearly did not meet our expectations. Improving upon our revenue growth rate from continuing activities, which was 2.5% for 2005, will be my main focus until we achieve acceptable results. At the very least, we need to be taking market share from our competition," commented Charles A. Lingenfelter, IDG's president and chief executive officer.

Lingenfelter continued, "It is important to note, however, that we made positive strides in 2005 in a number of areas, including the reduction of our long-term debt by more than $9.3 million, or more than 40%. We successfully negotiated an amendment to our bank credit facility that gives greater overall capacity and flexibility and that we expect will lower our borrowing rates through 2010. We also continued our facilities rationalization plan, reducing the number of owned or leased facilities from 41 to 35; sold our Cardinal Machinery business unit, which enables management to focus exclusively on the growth of our core business; and acquired 135,081 shares under our share repurchase program. These incremental steps collectively position the company to return more value to our shareholders as we improve operating performance in the future, which we are poised to begin doing in the near-term."

Mr. Lingenfelter added, "Among our most important steps in 2005, we hired a chief information officer, and he and a team of IDG associates guided our identification of the software solution that will become the platform upon which IDG will consolidate operations during 2006. This platform is a critical part of the plan to enable IDG to achieve higher revenue growth rates, further reduce our internal costs and achieve higher fill rates on customers' orders."

IDG continued to achieve success in its services business, which surpassed the $300 million level of annual revenues for the first time. IDG's Flexible Procurement Solutions(TM), most notably storeroom management, is increasingly recognized as an exceptional outsourcing supply chain solution that helps manufacturers realize documented cost savings that improve their competitive position.

Gross margins for the fourth quarter 2005 were 22.4% compared to 22.3% for the comparable period of 2004, representing a 140 basis point improvement from the first quarter 2005. For the full year 2005, gross margins were 21.8% compared to the 21.9% for 2004. The company's gross margin performance in 2005 reflects the ongoing growth of the company's services offerings, which typically have lower product pricing and other features that yield lower gross margins, but most of those same features yield higher operating margins because certain fixed costs are paid directly by the customer.

The company made additional progress during 2005 in its ongoing efforts to reduce the operating expense structure of its business. The company's SG&A increased $1.4 million or 1.4% for 2005, to $107.0 million from $105.6 million for 2004. As a percentage of sales, however, SG&A declined in 2005 to 19.8% from 20.0% in 2004. Moreover, the increase in the absolute

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amount of SG&A in 2005 included approximately $1.4 million of higher accounting expenses primarily due to first-time Sarbanes-Oxley compliance initiatives; approximately $0.9 million of higher salaries and benefits, including $0.4 million associated with an executive severance package and due to higher sales commissions and incentives. Travel expenses associated with increased business volume grew $0.3 million in 2005 over 2004. Partially offsetting these increases, and contributing to the improvement of SG&A as a percentage of sales, were a decline in bad debt expense of $0.9 million, resulting from improved management of accounts receivable; a gain on sale of real property in the amount of $0.4 million; and a $0.1 million gain related to the sale of the Cardinal Machinery business unit.

For the year, cash flow from operations was $5.6 million while the company's long-term debt balance was reduced 42%, or $9.3 million to $12.8 million at December 31, 2005. This is the fourth consecutive year that the company reduced its reliance on debt, achieving the lowest level of long-term debt since the fourth quarter of 1998.

On February 22, 2006, the company's board of directors promoted Jack P. Healey, currently senior vice president and chief financial officer, to the position of executive vice president. Mr. Healey, who retains the designation of chief financial officer, has been with the company since its inception during 1997. Mr. Healey will continue to have overall responsibility for finance, accounting, and investor relations. "This promotion recognizes Jack Healey's tremendous contributions to the financial health and strategic direction of the company," commented Charlie Lingenfelter. "Jack has demonstrated his consistent leadership in many ways since the founding of IDG including management of our financial resources, which includes our activity-based costing of our FPS services, cost containment, asset utilization, and the rationalization of our facilities, which are ongoing activities. I am confident that, through our talented and knowledgeable associates and executives like Jack, IDG can achieve profitable revenue growth in both our General MROP business and our FPS services offerings, and I am committed to these results," Lingenfelter stated.

Lingenfelter continued, "We will remain true to our core as a distributor first, complemented by our growing services business. The steps we are taking internally -- such as organizing the company more appropriately, placing suitable emphasis on marketing, expanding our product line and addressing new technologies and new markets -- are positioning us for such success. Several of these changes will lead to more seamless and unified operations across the company, which I expect will drive both top-line growth and bottom-line profit improvement. As we complete these changes during 2006 and transition to an effective company-wide focus, we must effectively manage possible short-term internal dislocations. I believe our goals are realistic, attainable in the near-term, and bode well for the future success of IDG," concluded Lingenfelter.


ABOUT IDG

Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives, maintenance equipment, machine tools and safety products, and can supply virtually any other MROP product that its customers may require. Through its business process outsourcing services, the company

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provides an array of value-added MROP services and other arrangements, such as
Flexible Procurement Solutions(TM) (FPS). These solutions emphasize and utilize IDG's specialized knowledge in product procurement, management and applications and in process improvements to deliver documented cost savings for customers. IDG's associates work full time in over 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement at their facilities.


IDG serves over 16,000 active customers representing a diverse group of large and mid-sized national and international corporations including Borg-Warner Inc., Arvin Meritor Inc., PPG Industries, General Electric Company, Duracell, Honeywell International Inc., Black & Decker Corp., and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States, as well as Mexico and China.


FLEXIBLE PROCUREMENT SOLUTIONS(TM)

IDG's Flexible Procurement Solutions(TM) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.


SAFE HARBOR

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the company's Forms 10-K, 10-Q, and 8-K filed or furnished by the company under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.

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                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                              Statements of Income
                       (in thousands, except share data)
                                  (unaudited)


                                                THREE MONTHS ENDED            YEARS ENDED
                                                     DECEMBER 31,             DECEMBER 31,
                                                 2005        2004           2005         2004
                                             -----------  -----------   -----------   -----------
Net Sales                                    $   130,069  $   134,569   $   538,847   $   529,175
Cost of Sales                                    100,954      104,576       421,276       413,463
                                             -----------  -----------   -----------   -----------
      Gross Profit                                29,115       29,993       117,571       115,712
SG&A Expenses                                     26,379       27,268       107,033       105,599
                                             -----------  -----------   -----------   -----------
       Income from Operations                      2,736        2,725        10,538        10,113
Interest Expense, net                                276          408         1,493         1,606
Other Expense (Income), net                            2          (22)          (36)          (21)
                                             -----------  -----------   -----------   -----------
Income before Income Taxes                         2,458        2,339         9,081         8,528

Provision for Income Taxes                           980          909         3,660         1,214
                                             -----------  -----------   -----------   -----------

Net Earnings                                 $     1,478  $     1,430   $     5,421   $     7,314
                                             ===========  ===========   ===========   ===========

Basic earnings per common share              $      0.16  $      0.15   $      0.58   $      0.78
                                             ===========  ===========   ===========   ===========

Diluted earnings per common share            $      0.15  $      0.15   $      0.56   $      0.75
                                             ===========  ===========   ===========   ===========

Basic weighted average shares outstanding      9,404,537    9,407,235     9,394,140     9,339,276
                                             ===========  ===========   ===========   ===========

Diluted weighted average shares outstanding    9,708,831    9,797,563     9,755,287     9,704,243
                                             ===========  ===========   ===========   ===========


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                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                            Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                              DECEMBER 31, 2005  DECEMBER 31, 2004

ASSETS
  Total Current Assets                        $         131,843  $         135,088
  Property and Equipment, net                             4,672              7,277
  Intangible and Other Assets, net                        3,813              3,697
                                              -----------------  -----------------
  TOTAL ASSETS                                $         140,328  $         146,062
                                              =================  =================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Total Current Liabilities                   $          56,203  $          57,866
  Long-Term Debt                                         12,818             22,085
  Other Long-Term Liabilities                               996              1,328
                                              -----------------  -----------------
  Total Liabilities                                      70,017             81,279

  Total Shareholders' Equity                             70,311             64,783
                                              -----------------  -----------------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $         140,328  $         146,062
                                              =================  =================


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